                                                           EXHIBIT 99.1

[VIRO LOGIC LOGO]

FOR IMMEDIATE RELEASE                                      CONTACT:
NOVEMBER 4, 2003                                           Karen Wilson, CFO
                                                           (650) 624-4164
                                                           kwilson@virologic.com

                     VIROLOGIC ANNOUNCES THIRD QUARTER 2003
                                FINANCIAL RESULTS

-- Company Reports Third Quarter Revenue of $9.1 million, an Increase of Over 50
                     Percent over Third Quarter of 2002 --

SOUTH SAN FRANCISCO, CALIF., November 4, 2003 -- ViroLogic, Inc. (NASDAQ: VLGC) today reported financial results for the third quarter and nine months ended September 30, 2003.

The Company reported revenue of $9.1 million for the third quarter of 2003, an increase of 54 percent over revenue of $5.9 million for the third quarter of 2002. The growth was attributed to continuing steady performance of the Company's patient testing products, which rose to $6.2 million in the third quarter of 2003 from $4.6 million in the third quarter of 2002, an increase of 35 percent. The growth was further enhanced this quarter by increases in pharmaceutical drug development and NIH grant revenues.

Gross margin was 50 percent in the third quarter of 2003 compared to 39 percent reported during the same quarter last year. Operating costs and expenses for the third quarter of 2003 were $9.6 million, compared to $11.5 million for the same period in 2002. The decrease in operating costs and expenses was the result of a company-wide focus to increase efficiencies and achieve improved economies of scale, partially offset by higher costs associated with increasing testing volume. Gross margin improvement was also driven by an increased contribution from pharmaceutical revenue during the third quarter.

Net loss for the third quarter of 2003 was $0.4 million, or $0.01 per common share, compared to a net loss of $5.6 million, or $0.23 per common share, for the same period in 2002.

In the third quarter of 2003, the Company recorded stock dividends to preferred stockholders of $0.4 million, resulting in net loss applicable to common stockholders of $0.02 per common share. In the third quarter of 2002, the Company recorded stock dividends to preferred stockholders of $0.2 million, resulting in net loss applicable to common stockholders of $0.24 per common share.

NINE MONTH RESULTS

The Company reported revenue of $24.0 million for the first nine months of 2003, an increase of 31 percent over revenue of $18.3 million for the same period of 2002. Operating costs and expenses for the first nine months of 2003 were $29.3 million, compared to $35.8 million for the same period of 2002. This decrease was the result of ongoing operational improvements and economies of scale, and was partially offset by higher costs associated with increasing testing volume.

Net loss for the first nine months of 2003 was $5.1 million, or $0.17 per common share, compared to a net loss of $17.2 million, or $0.74 per common share, for the same period in 2002.

In the first nine months of 2003, the Company recorded a non-cash deemed dividend to preferred stockholders of $2.2 million resulting from a warrant exchange approved by the Company's stockholders on February 4, 2003 relating to the sale of Series C convertible preferred stock, and recorded stock dividends to preferred stockholders of $1.4 million, resulting in net loss applicable to common stockholders of $0.28 per common share. In the first nine months of 2002, the Company recorded a non-cash deemed dividend to preferred stockholders of $2.9 million from the sale of Series B convertible preferred stock, and recorded stock dividends to preferred stockholders of $0.7 million, resulting in net loss applicable to common stockholders of $0.89 per common share.

The Company had $9.1 million of cash, restricted cash and short-term investments at September 30, 2003.

"We believe we are on track to achieve near the middle of our projected $32 to $36 million revenue range for 2003," said Bill Young, Chairman and CEO of ViroLogic. "We continue to focus our efforts on revenue generating activities in our patient testing and pharmaceutical drug development businesses. At the same time, our pragmatic expense management has led to a significantly reduced net loss and, combined with growing revenues, increased gross margin. This should enable us to generate cash from operating activities at a quarterly revenue run rate of approximately $10 to $11 million. While we will be providing full year 2004 guidance on our fourth



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quarter and year end conference call in February 2004, preliminarily we expect annual revenue growth that is consistent with levels we have achieved over the last two years. On the expense side, we plan to leverage the efficiencies of our existing infrastructure and scale operations to further grow our business, and build sustainable long-term profitability."

RECENT ACHIEVEMENTS

      - ViroLogic was ranked number 19 on the 2003 Deloitte Technology Fast 500, a list of the 500 fastest growing technology companies in North America, based on revenue growth for the years 1998 - 2002.

      - ViroLogic was awarded a grant from the National Institute of Allergy and Infectious Diseases (NIAID), a division of the U.S. National Institutes of Health, to develop a Hepatitis C virus (HCV) drug susceptibility assay. This grant award follows three previously announced NIH grants to ViroLogic and brings the total grant awards announced this quarter to more than $4 million to be funded over three years.

      - ViroLogic announced the publication of updated guidelines from the International AIDS Society USA (IAS-USA) and the U.S. Department of Health and Human Services (DHHS) further supporting the value and importance of resistance testing as a means to improve virologic outcome among HIV infected individuals.

      - ViroLogic researchers and collaborators presented four studies using the Company's technology at the 43rd ICAAC in September, including a presentation by Dr. Eric S. Daar, M.D., Director, Division of HIV Medicine, Harbor-UCLA Research and Education Institute and Associate Professor of Medicine, David Geffen School of Medicine at UCLA, Los Angeles, which outlined the statistical analysis of data demonstrating the utility of HIV Co-Receptor Tropism and Replication Capacity, a gauge of "viral fitness," as predictors of clinical progression to AIDS.

      - ViroLogic promoted Ken Hitchner to the position of Vice President, Pharmaceutical Collaborations.

CONFERENCE CALL DETAILS

ViroLogic will hold a conference call today at 5:00 p.m. ET to discuss third quarter 2003 earnings results. The call will be hosted by Mr. Bill Young, Chairman & CEO of ViroLogic, Inc. To participate in the teleconference, please call 800-299-8538 fifteen minutes before the conference begins and ask to be connected to the ViroLogic teleconference. International callers please dial 617-786-2902. The call will also be webcast live at http://www.virologic.com/webcast.html. Please see web site for details.



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ABOUT VIROLOGIC

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company's products are designed to help doctors optimize treatment regimens that lead to better patient outcomes and reduced costs. ViroLogic's technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines targeted at emerging drug-resistant viruses. More information about the Company and its technology can be found on its web site at www.virologic.com.

Certain statements in this press release are forward-looking, including statements relating to anticipated growth in sales of testing products and ongoing benefits from cost reduction measures, expectations regarding 2003 and 2004 guidance, the development of new technology, the receipt of non-dilutive grants, projected operating results, continued acceptance of the Company's products for patient testing and increasing demand from vaccine and drug development partners. These risks and uncertainties include, but are not limited to, the risk that the Company's products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated, the risk that ViroLogic may not continue to realize anticipated benefits from its cost-cutting measures, the timing of pharmaceutical company clinical trials, whether payors will authorize reimbursement for its products, whether the FDA or any other agency will decide to regulate ViroLogic's products or services, whether the Company will encounter problems or delays in automating its processes, whether ViroLogic successfully introduces new products, whether others introduce competitive products, whether intellectual property underlying the Company's PhenoSense technology is adequate, whether licenses to third party technology will be available, whether ViroLogic is able to build brand loyalty and expand revenues, and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of other factors that may cause ViroLogic's actual events to differ from those projected, please refer to the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

                                      # # #



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                                 VIROLOGIC, INC.
                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   Three months ended            Nine months ended
                                                      September 30,                 September 30,
                                                   2003           2002           2003           2002
                                                 --------       --------       --------       --------
                                                       (Unaudited)                   (Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenue (a)                                      $  9,125       $  5,927       $ 24,046       $ 18,292
                                                 --------       --------       --------       --------
Operating costs and expenses:
  Cost of product revenue                           4,403          3,463         12,490         10,649
  Research and development                          1,090          2,469          3,525          8,286
  General and administrative                        2,113          2,279          6,954          7,661
  Sales and marketing                               1,990          3,333          6,301          9,181
                                                 --------       --------       --------       --------
Total operating costs and expenses                  9,596         11,544         29,270         35,777
                                                 --------       --------       --------       --------
Operating loss                                       (471)        (5,617)        (5,224)       (17,485)
Interest income                                        22             54             85            252
Interest expense                                      (32)           (75)          (120)          (246)
Other income                                           52             52            156            295
                                                 --------       --------       --------       --------
Net loss                                             (429)        (5,586)        (5,103)       (17,184)
Deemed dividend to preferred stockholders              --             --         (2,155)        (2,860)
Preferred stock dividend                             (413)          (249)        (1,386)          (715)
                                                 --------       --------       --------       --------
Net loss applicable to common stockholders       $   (842)      $ (5,835)      $ (8,644)      $(20,759)
                                                 ========       ========       ========       ========
BASIC AND DILUTED AMOUNTS
PER COMMON SHARE:
Net loss                                         $  (0.01)      $  (0.23)      $  (0.17)      $  (0.74)
Dividends to preferred stockholders                 (0.01)         (0.01)         (0.11)         (0.15)
                                                 --------       --------       --------       --------
Net loss applicable to common stockholders       $  (0.02)      $  (0.24)      $  (0.28)      $  (0.89)
                                                 ========       ========       ========       ========
Weighted average shares used in computing
basic and diluted net loss per common share        34,365         24,695         30,809         23,449


                                                    September 30,  December 31,
                                                         2003       2002 (b)
                                                       -------      --------
                                                     (Unaudited)
BALANCE SHEET DATA
Cash, cash equivalents and short-term investments      $ 8,285      $ 11,145
Accounts receivable, net                                 5,109         4,924
Working capital                                         11,017          (239)
Restricted cash                                            776           707
Total assets                                            26,805        30,486
Long term obligations, less current portion                169           419
Redeemable convertible preferred stock                   3,880         4,249
Total stockholders' equity                             $17,111      $  7,014

      (a) Revenue for the three and nine months period ended September 30, 2003 includes contract revenue of $366,000 and $950,000 compared to $255,000 and $697,000 for the corresponding periods in 2002. Contract revenue consists of NIH grant, commercial development and other revenue. The costs associated with contract revenue for the three and nine months ended September 30, 2003 totaled $432,000 and $767,000 compared to $255,000 and $697,000 for the corresponding periods in 2002, and are included in research and development expenses.

      (b) The balance sheet data is derived from audited financial statements for the year ended December 31, 2002, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.



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